Exhibit 10.16

January 13, 2016

Dear Matt,

Congratulations on your promotion to Chief Revenue Officer. In recognition of your contributions, your new annual Base Salary will be $357,500. Your new Target Commissions will be $192,500 and your new On Target Earnings (OTE) will be $550,000. These changes will be effective January 12, 2016.

In addition, the Board of Directors has approved a grant of an option to purchase 110,000 shares of the Company’s Common Stock with an exercise price equal to the fair market value on the date of the grant ($7.24 per share on December 8, 2015). This grant is a one-time award.

All other conditions of your employment will remain in effect without modification, including, without limitation, those set forth in your Employment Offer Letter and your Proprietary Information and Invention Assignment Agreement signed in connection with the commencement of your employment.

Thank you for your continuing contribution and commitment to Eventbrite!

Cheers,

Julia Hartz

Co-Founder & President